Exhibit 99.1

California BanCorp Reports Financial Results for the Third Quarter and Nine Months Ended September 30, 2021

Oakland, CA – October 28, 2021 – California BanCorp (NASDAQ: CALB), whose subsidiary is California Bank of Commerce, announced today its financial results for the third quarter and nine months ended September 30, 2021.

The Company reported net income of $3.2 million for the third quarter of 2021, representing a decrease of $946,000, or 23%, compared to $4.2 million for the second quarter of 2021 and an increase of $2.7 million, or 550%, compared to $495,000 in the third quarter of 2020. For the nine months ended September 30, 2021, net income was $10.2 million which represented an increase of $7.7 million, or 305%, compared to $2.5 million for the same period in 2020.

Diluted earnings per share of $0.39 for the third quarter of 2021 compared to $0.50 for the second quarter of 2021 and $0.06 in the third quarter of 2020. For the nine months ended September 30, 2021, diluted earnings per share of $1.23 compared to $0.31 for the same period in 2020.

“We continued to execute well on our growth strategies in the third quarter and generate quality balance sheet growth, higher revenue, and an increase in our core earnings power,” said Steven Shelton, President and CEO of California BanCorp. “The diverse commercial banking platform we have built provides us with many sources of growth and continues to produce consistent increases in core loans and deposits. While C&I loan demand was lower this quarter, we continued to have strong production of commercial real estate loans, which helped drive 16% annualized growth in total loans, excluding PPP loans. We continue to steadily add new commercial clients, which is driving strong growth in deposits and loan commitments, although utilization rates on commercial lines of credit remain under 30% and well below historical levels. As of September 30, 2021, we had $485 million of unfunded commitments. As utilization rates return to more normalized levels in the future, we will see an additional catalyst for loan growth. Our loan pipeline remains consistently healthy and we expect to deliver another strong quarter to end 2021 driven by continued loan growth, higher revenue, and more operating leverage.”

“Our strong deposit growth resulted in excess liquidity that negatively impacted our net interest margin in the third quarter,” said Thomas A. Sa, Senior Executive Vice President, Chief Financial Officer and Chief Operating Officer of California BanCorp. “Going forward, we plan to redeploy more of our excess liquidity into the investment securities portfolio to help drive further increases in net interest income. During the third quarter, we also completed a $35 million subordinated debt offering that provides us with additional capital to support our continued balance sheet growth, which will enable us to continue realizing more operating leverage from the infrastructure we have built and further improve our level of profitability in the future.”

Financial Highlights:

Profitability - three months ended September 30, 2021 compared to June 30, 2021

•	Net income of $3.2 million and $0.39 per diluted share, compared to $4.2 million and $0.50 per diluted share, respectively.

•	Revenue of $15.1 million increased $601,000, or 4%, compared to $14.5 million for the second quarter of 2021.

•	Net fees from Paycheck Protection Loans (“PPP”) loans contributed $1.6 million to net interest income compared to $1.7 million for the second quarter of 2021.

•

Provision for loan losses increased $1.4 million, primarily due to a release in reserves in the second quarter of $1.1 million due to our continued assessment of qualitative reserves regarding the general macroeconomic changes related to COVID-19 as it pertains to our overall loan portfolio. The provision for loan losses in the third quarter of $300,000 was a result of growth in the loan portfolio.

•

Non-interest expense, excluding capitalized loan origination costs, of $11.7 million increased $658,000, or 6%, compared to $11.1 million for the second quarter of 2021 primarily as a result of increased salary related benefits combined with the impact of the current competitive labor market.

Profitability - nine months ended September 30, 2021 compared to September 30, 2020

•	Net income of $10.2 million and $1.23 per diluted share, compared to $2.5 million and $0.31 per diluted share, respectively.

•	Revenue of $43.9 million increased $8.7 million, or 25%, compared to $35.2 million in the prior year.

•	Net fees from PPP loans contributed $4.8 million to net interest income compared to $1.7 million in the prior year.

•

Provision for loan losses decreased $4.7 million primarily due to a charge-off recognized in the second quarter of 2020 related to a legacy problem loan as well as our continued assessment of qualitative reserves regarding the general macroeconomic changes related to COVID-19 as it pertains to our overall loan portfolio.

•	Non-interest expense, excluding capitalized loan origination costs, of $34.3 million compared to $34.1 million for the same period in the prior year.

Financial Position – September 30, 2021 compared to June 30, 2021

•	Total assets increased by $180.0 million, or 10%, to $2.05 billion.

•

Total gross loans decreased by $50.7 million, or 4% to $1.30 billion. Excluding the impact of PPP loans forgiven by the SBA, total gross loans increased during the third quarter by $46.4 million, or 4%, to $1.20 billion.

•	Total deposits increased by $62.3 million, or 4% to $1.74 billion.

•

Borrowing arrangements increased by $113.8 million primarily due to a sub-debt issuance of $35.0 million and increased borrowings under the Federal Reserve Paycheck Protection Program Liquidity Facility (“PPPLF”).

•	Capital ratios remained healthy with a Tier 1 leverage ratio of 7.29%, Tier 1 capital ratio of 9.17% and total risk-based capital ratio of 13.92%.

Net Interest Income and Margin:

Net interest income for the quarter ended September 30, 2021 was $13.8 million, an increase of $255,000, or 2%, over $13.6 million for the three months ended June 30, 2021, and an increase of $2.7 million, or 24%, over $11.2 million for the quarter ended September 30, 2020. The increase in net interest income compared to the second quarter of 2021 was primarily attributable to a higher yield on loans as a result of new loan originations replacing the PPP loans that were forgiven during the quarter, combined with growth in other earning assets due to excess liquidity partially offset by an increase in borrowing arrangements. Compared to the third quarter of 2020, the increase in net interest income resulted from growth in earning assets and amortization of fees received on PPP loans offset, in part, by the decline in short-term interest rates.

Net interest income for the nine months ended September 30, 2021 was $40.8 million, an increase of $8.6 million, or 27% over $32.2 million for the nine months ended September 30, 2020. The increase in net interest income was primarily attributable to an increase in interest income as the result of growth in earning assets and amortization of fees received on PPP loans offset, in part, by a decline in short-term interest rates and higher liquidity.

The Company’s net interest margin for the third quarter of 2021 was 2.87% compared to 2.98% for the second quarter of 2021 and 2.41% for the third quarter of 2020. The decrease in margin compared to the prior quarter was primarily due to excess liquidity and a decline in accelerated deferred fees on PPP loans granted forgiveness by the SBA. The increase in margin compared to the third quarter one year ago was primarily due to higher recognition of accelerated deferred fees on PPP loans granted forgiveness by the SBA, offset in part by a decrease in short-term interest rates.

The Company’s net interest margin for the nine months ended September 30, 2021 was 2.92% compared to 2.80% for the same period in 2020. The increase in margin compared to prior year was primarily due to an increase in fees recognized on PPP loans, partially offset by a decrease in short-term interest rates and higher liquidity.

Non-Interest Income:

The Company’s non-interest income for the quarters ended September 30, 2021, June 30, 2021, and September 30, 2020 was $1.3 million, $956,000 and $1.0 million, respectively. The increase in noninterest income from the prior quarter and the third quarter of 2020 was primarily due to an increase in service charges and loan related fees.

For the nine months ended September 30, 2021, non-interest income of $3.2 million compared to $3.1 million for the same period of 2020. The increase in non-interest income from prior year was the result of an increase in service charges and loan related fees.

Net interest income and non-interest income comprised total revenue of $15.1 million, $14.5 million, and $12.2 million for the quarters ended September 30, 2021, June 30, 2021, and September 30, 2020, respectively. Total revenue for the nine months ended September 30, 2021 and 2020 was $43.9 million and $35.2 million, respectively.

Non-Interest Expense:

The Company’s non-interest expense for the quarters ended September 30, 2021, June 30, 2021, and September 30, 2020 was $10.5 million, $9.8 million, and $10.5 million, respectively. The increase in non-interest expense compared to the second quarter of 2021 was primarily a result of increased salary related benefits, including production-based incentive compensation, combined with the impact of the current competitive labor market. Excluding capitalized loan origination costs, non-interest expenses for the third and second quarters of 2021 and the third quarter of 2020 were $11.7 million, $11.1 million, and $11.5 million, respectively.

Non-interest expense of $30.4 million for the nine months ended September 30, 2021 compared to $27.4 million for the same period of 2020. Excluding capitalized loan origination costs, non-interest expense was $34.3 million for the nine months ended September 30, 2021 and $34.1 million for the same period in 2020 which reflects the Company’s continued focus on managing expenses and leveraging the recent investment in infrastructure to support the continued growth of the Company.

The Company’s efficiency ratio, the ratio of non-interest expense to revenues, was 69.42%, 67.63%, and 86.32% for the quarters ended September 30, 2021, June 30, 2021, and September 30, 2020, respectively. For the nine months ended September 30, 2021 and 2020, the Company’s efficiency ratio was 69.25% and 77.71%, respectively.

Balance Sheet:

Total assets of $2.05 billion as of September 30, 2021, represented an increase of $180.0 million, or 10%, compared to $1.87 billion at June 30, 2021 and an increase of $76.3 million, or 4%, compared to $1.97 billion at September 30, 2020. The increase in total assets was primarily due to excess liquidity, partially offset by a decrease in loan balances.

Total gross loans decreased by $50.7 million, or 4%, to $1.30 billion at September 30, 2021 compared to $1.35 billion at June 30, 2021 and decreased by $53.2 million, or 4%, compared to $1.36 billion at September 30, 2020. During the third quarter of 2021, SBA loans decreased by $97.6 million primarily due to PPP loan forgiveness. Partially offsetting this decrease, the real estate other portfolio increased by $47.8 million due to organic growth.

Year-over-year, the decrease in the loan portfolio was primarily due to a decrease in SBA loans of $266.8 million as a result of loan forgiveness offset by increases in commercial loans and real estate other loans of $48.8 million and $124.7 million, respectively. The Company also purchased two additional portfolios of residential solar loans totaling approximately $35.5 million.

As a result of the CARES Act PPP, which was launched in April 2020 and re-launched in January 2021, the Company funded approximately $491.3 million in loans. Approximately $393.8 million of those balances have been granted forgiveness by the SBA as of September 30, 2021.

Total deposits increased by $62.3 million, or 4%, to $1.74 billion at September 30, 2021, from $1.68 billion at June 30, 2021 and $304.8 million, or 21%, over $1.44 billion at September 30, 2020. The increase in total deposits from the end of the second quarter of 2021 was primarily due to the growth in money market and savings deposits of $75.7 million, partially offset by a decrease in time deposits of $15.9 million.

Compared to the same period last year, deposit growth was primarily concentrated in noninterest-bearing demand and money market deposits as the result of funding PPP loans combined with organic growth. Non-interest bearing deposits, consisting primarily of commercial business operating accounts, represented 45.4% of total deposits at September 30, 2021, compared to 47.1% at June 30, 2021 and 44.1% at September 30. 2020.

As of September 30, 2021, the Company had borrowing arrangements, excluding junior subordinated debt securities, of $79.5 million compared to no borrowings at June 30, 2021 and $352.7 million as of September 30, 2020. The increase in borrowings during the third quarter of 2021 was comprised primarily of PPPLF activity.

Asset Quality:

The provision for loan losses increased to $300,000 for the third quarter of 2021 compared to $(1.1) million for the second quarter of 2021 and decreased from $850,000 for the third quarter of 2020. Net loan recoveries in the third quarter of 2021 were $31,000, or 0.00% of gross loans, compared to net charge-offs of $237,000, or 0.02% of gross loans, in the second quarter of 2021 and net recoveries of $11,000, or 0.00% of gross loans, in the third quarter 2020.

Non-performing assets (“NPAs”) to total assets of 0.06% at September 30, 2021 compared to 0.07% at June 30, 2021 and 0.03% at September 30, 2020, with non-performing loans of $1.2 million, $1.2 million, and $580,000 respectively, on those dates. The increase in NPAs at September 30, 2021 and June 30, 2021 compared to the September 30, 2020 primarily related to one commercial real estate loan that is well secured and not expected to result in a loss for the Company.

The allowance for loan losses increased by $331,000 to $13.6 million, or 1.04% of total loans, at September 30, 2021, compared to $13.2 million, or 0.98% of total loans, at June 30, 2021 and increased by $186,000 compared to $13.4 million, or 0.99% of total loans, at September 30, 2020. The increase in the allowance as a percentage of total loans in the quarter ended September 30, 2021 compared to the quarters ended June 30, 2021 and September 30, 2020 reflects the Company’s continued assessment of the qualitative reserves in response to general macroeconomic impacts related to COVID-19 combined with continued strong credit quality.

Capital Adequacy:

At September 30, 2021, shareholders’ equity totaled $147.2 million compared to $143.7 million at June 30, 2021 and $134.6 million one year ago. As a result, the Company’s total risk-based capital ratio, Tier 1 capital ratio and Tier 1 leverage ratio of 13.92%, 9.17%, and 7.29%, respectively, were all substantially above the regulatory standards for “well-capitalized” institutions of 10.00%, 8.00% and 5.00% respectively.

About California BanCorp:

California BanCorp, the parent company for California Bank of Commerce, offers a broad range of commercial banking services to closely held businesses and professionals located throughout Northern California. The Company’s common stock trades on the Nasdaq Global Select marketplace under the symbol CALB. For more information on California BanCorp, call us at (510) 457-3751, or visit us at www.californiabankofcommerce.com.

Contacts:

Steven E. Shelton, (510) 457-3751

President and Chief Executive Officer

seshelton@bankcbc.com

Thomas A. Sa, (510) 457-3775

Senior Executive Vice President

Chief Financial Officer and Chief Operating Officer

tsa@bankcbc.com

Use of Non-GAAP Financial Information:

This press release contains both financial measures based on GAAP and non-GAAP. Non-GAAP financial measures are used where management believes them to be helpful in understanding the Company’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward-Looking Information:

Statements in this news release regarding expectations and beliefs about future financial performance and financial condition, as well as trends in the Company’s business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that the Company makes about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond the Company’s control. As a result of those risks and uncertainties, the Company’s actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause the Company to make changes to future plans. Those risks and uncertainties include, but are not limited to, the risk of incurring loan losses, which is an inherent risk of the banking business; the risk that the Company will not be able to continue its internal growth rate; the risk that the United States economy will experience slowed growth or recession or will be adversely affected by domestic or international economic conditions and risks associated with the Federal Reserve Board taking actions with respect to interest rates, any of which could adversely affect, among other things, the values of real estate collateral supporting many of the Company’s loans, interest income and interest rate margins and, therefore, the Company’s future operating results; risks associated with changes in income tax laws and regulations; and risks associated with seeking new client relationships and maintaining existing client relationships. Readers of this news release are encouraged to review the additional information regarding these and other risks and uncertainties to which our business is subject that are contained in our Annual Report on Form 10-K for the year ended December 31, 2020 which is on file with the Securities and Exchange Commission (the “SEC”). Additional information will be set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, which we expect to file with the SEC during the fourth quarter of 2021, and readers of this release are urged to review the additional information that will be contained in that report.

The COVID-19 pandemic has created economic and financial disruptions that have adversely affected, and may continue to adversely affect, our business, operations, financial performance and prospects. Even after the COVID-19 pandemic subsides, it is possible that the U.S. and other major economies experience or continue to experience a prolonged recession, which could materially and adversely affect our business, operations, financial performance and prospects. Statements about the effects of the COVID-19 pandemic on our business, operations, financial performance and prospects may constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, third parties and us.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. The Company disclaims any obligation to update forward-looking statements contained in this news release, whether as a result of new information, future events or otherwise, except as may be required by.

FINANCIAL TABLES FOLLOW

CALIFORNIA BANCORP AND SUBSIDIARY

SELECTED FINANCIAL INFORMATION (UNAUDITED) - PROFITABILITY

(Dollars in Thousands, Except Per Share Data)

			Change			Change
QUARTERLY HIGHLIGHTS:	Q3 2021	Q2 2021	$	%	Q3 2020	$	%
Interest income	$15,539	$15,179	$360	2%	$13,188	$2,351	18%
Interest expense	1,698	1,593	105	7%	2,000	(302)	-15%

Net interest income	13,841	13,586	255	2%	11,188	2,653	24%
Provision for loan losses	300	(1,100)	1,400	-127%	850	(550)	-65%

Net interest income after provision provision for loan losses	13,541	14,686	(1,145)	-8%	10,338	3,203	31%
Non-interest income	1,302	956	346	36%	1,028	274	27%
Non-interest expense	10,513	9,835	678	7%	10,545	(32)	0%

Income before income taxes	4,330	5,807	(1,477)	-25%	821	3,509	427%
Income tax expense	1,114	1,645	(531)	-32%	326	788	242%

Net income	$3,216	$4,162	$(946)	-23%	$495	$2,721	550%

Diluted earnings per share	$0.39	$0.50	$(0.11)	-22%	$0.06	$0.33	550%

Net interest margin	2.87%	2.98%	-11 Basis Points		2.41%	+46 Basis Points
Efficiency ratio	69.42%	67.63%	+179 Basis Points		86.32%	-1,690 Basis Points

			Change
YEAR-TO-DATE HIGHLIGHTS:	Q3 2021	Q3 2020	$	%
Interest income	$45,750	$38,271	$7,479	20%
Interest expense	4,987	6,117	(1,130)	-18%

Net interest income	40,763	32,154	8,609	27%
Provision for credit losses	(500)	4,180	(4,680)	-112%

Net interest income after provision for credit losses	41,263	27,974	13,289	48%
Non-interest income	3,179	3,096	83	3%
Non-interest expense	30,428	27,393	3,035	11%

Income before income taxes	14,014	3,677	10,337	281%
Income tax expense	3,827	1,159	2,668	230%

Net income	$10,187	$2,518	$7,669	305%

Diluted earnings per share	$1.23	$0.31	$0.92	297%

Net interest margin	2.92%	2.80%	+12 Basis Points
Efficiency ratio	69.25%	77.71%	-846 Basis Points

CALIFORNIA BANCORP AND SUBSIDIARY

SELECTED FINANCIAL INFORMATION (UNAUDITED) - FINANCIAL POSITION

(Dollars in Thousands, Except Per Share Data)

			Change			Change
PERIOD-END HIGHLIGHTS:	Q3 2021	Q2 2021	$	%	Q3 2020	$	%
Total assets	$2,049,079	$1,869,063	$180,016	10%	$1,972,751	$76,328	4%
Gross loans	1,301,972	1,352,639	(50,667)	-4%	1,355,164	(53,192)	-4%
Deposits	1,742,054	1,679,772	62,282	4%	1,437,232	304,822	21%
Tangible equity	139,715	136,207	3,508	3%	127,031	12,684	10%
Tangible book value per share	$16.93	$16.55	$0.38	2%	$15.59	$1.35	9%
Tangible equity / total assets	6.82%	7.29%	-47 Basis Points		6.44%	+38 Basis Points
Gross loans / total deposits	74.74%	80.53%	-579 Basis Points		94.29%	-1,955 Basis Points
Noninterest-bearing deposits / total deposits	45.39%	47.12%	-174 Basis Points		44.09%	+130 Basis Points

			Change			Change
QUARTERLY AVERAGE HIGHLIGHTS:	Q3 2021	Q2 2021	$	%	Q3 2020	$	%
Total assets	$1,985,894	$1,909,558	$76,336	4%	$1,923,001	$62,893	3%
Total earning assets	1,912,697	1,829,980	82,717	5%	1,843,072	69,625	4%
Gross loans	1,316,080	1,415,729	(99,649)	-7%	1,313,092	2,988	0%
Deposits	1,718,525	1,607,847	110,678	7%	1,397,280	321,245	23%
Tangible equity	138,833	134,379	4,454	3%	126,670	12,163	10%
Tangible equity / total assets	6.99%	7.04%	-5 Basis Points		6.59%	+40 Basis Points
Gross loans / total deposits	76.58%	88.05%	-1,147 Basis Points		93.97%	-1,739 Basis Points
Noninterest-bearing deposits / total deposits	45.17%	45.28%	-11 Basis Points		43.60%	+157 Basis Points

			Change
YEAR-TO-DATE AVERAGE HIGHLIGHTS:	Q3 2021	Q3 2020	$	%
Total assets	$1,940,035	$1,619,319	$320,716	20%
Total earning assets	1,864,166	1,535,251	328,915	21%
Gross loans	1,382,074	1,166,829	215,245	18%
Deposits	1,632,257	1,238,765	393,492	32%
Tangible equity	134,771	125,401	9,370	7%
Tangible equity / total assets	6.95%	7.74%	-80 Basis Points
Gross loans / total deposits	84.67%	94.19%	-952 Basis Points
Noninterest-bearing deposits / total deposits	44.82%	42.75%	+207 Basis Points

CALIFORNIA BANCORP AND SUBSIDIARY

SELECTED INTERIM FINANCIAL INFORMATION (UNAUDITED) - ASSET QUALITY

(Dollars in Thousands)

ALLOWANCE FOR LOAN LOSSES:	09/30/21	06/30/21	03/31/21	12/31/20	09/30/20
Balance, beginning of period	$13,240	$14,577	$14,111	$13,385	$12,524
Provision for loan losses, quarterly	300	(1,100)	300	700	850
Charge-offs, quarterly	—	(278)	—	—	—
Recoveries, quarterly	31	41	166	26	11

Balance, end of period	$13,571	$13,240	$14,577	$14,111	$13,385

NONPERFORMING ASSETS:	09/30/21	06/30/21	03/31/21	12/31/20	09/30/20
Loans accounted for on a non-accrual basis	$1,233	$1,234	$234	$234	$580
Loans with principal or interest contractually past due 90 days or more and still accruing interest	—	—	—	—	—

Nonperforming loans	$1,233	$1,234	$234	$234	$580
Other real estate owned	—	—	—	—	—

Nonperforming assets	$1,233	$1,234	$234	$234	$580

Loans restructured and in compliance with modified terms	—	—	—	—	—

Nonperforming assets and restructured loans	$1,233	$1,234	$234	$234	$580

Nonperforming loans by asset type:
Commercial	$—	$—	$—	$—	$346
Real estate other	1,000	1,000	—	—	—
Real estate construction and land	—	—	—	—	—
SBA	233	234	234	234	234
Other	—	—	—	—	—

Nonperforming loans	$1,233	$1,234	$234	$234	$580

ASSET QUALITY:	09/30/21	06/30/21	03/31/21	12/31/20	09/30/20
Allowance for loan losses / gross loans	1.04%	0.98%	0.99%	1.03%	0.99%
Allowance for loan losses / nonperforming loans	1100.65%	1072.93%	6229.49%	6030.34%	2307.76%
Nonperforming assets / total assets	0.06%	0.07%	0.01%	0.01%	0.03%
Nonperforming loans / gross loans	0.09%	0.09%	0.02%	0.02%	0.04%
Net quarterly charge-offs / gross loans	0.00%	0.02%	-0.01%	0.00%	0.00%

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars in Thousands, Except Per Share Data)

	Three months ended			Nine months ended
	09/30/21	06/30/21	09/30/20	09/30/21	09/30/20
INTEREST INCOME
Loans	$14,870	$14,703	$12,849	$44,157	$37,096
Federal funds sold	199	84	117	371	554
Investment securities	470	392	222	1,222	621

Total interest income	15,539	15,179	13,188	45,750	38,271

INTEREST EXPENSE
Deposits	1,152	1,138	1,467	3,481	4,981
Other	546	455	533	1,506	1,136

Total interest expense	1,698	1,593	2,000	4,987	6,117

Net interest income	13,841	13,586	11,188	40,763	32,154
Provision for loan losses	300	(1,100)	850	(500)	4,180

Net interest income after provision for loan losses	13,541	14,686	10,338	41,263	27,974

NON-INTEREST INCOME
Service charges and other fees	905	638	779	2,184	2,287
Other non-interest income	397	318	249	995	809

Total non-interest income	1,302	956	1,028	3,179	3,096

NON-INTEREST EXPENSE
Salaries and benefits	6,920	6,374	6,452	19,661	15,051
Premises and equipment	1,372	1,209	1,359	3,778	3,630
Other	2,221	2,252	2,734	6,989	8,712

Total non-interest expense	10,513	9,835	10,545	30,428	27,393

Income before income taxes	4,330	5,807	821	14,014	3,677
Income taxes	1,114	1,645	326	3,827	1,159

NET INCOME	$3,216	$4,162	$495	$10,187	$2,518

EARNINGS PER SHARE
Basic earnings per share	$0.39	$0.51	$0.06	$1.24	$0.31

Diluted earnings per share	$0.39	$0.50	$0.06	$1.23	$0.31

Average common shares outstanding	8,244,154	8,209,678	8,141,807	8,211,907	8,124,387

Average common and equivalent shares outstanding	8,310,799	8,295,278	8,169,334	8,283,683	8,159,521

PERFORMANCE MEASURES
Return on average assets	0.64%	0.87%	0.10%	0.70%	0.21%
Return on average equity	8.72%	11.76%	1.47%	9.57%	2.53%
Return on average tangible equity	9.19%	12.42%	1.55%	10.11%	2.68%
Efficiency ratio	69.42%	67.63%	86.32%	69.25%	77.71%

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	09/30/21	06/30/21	03/31/21	12/31/20	09/30/20
ASSETS
Cash and due from banks	$22,424	$26,159	$18,475	$22,485	$23,339
Federal funds sold	578,626	366,347	342,305	396,032	480,555
Investment securities	82,108	61,142	58,105	55,093	50,906
Loans:
Commercial	428,169	425,643	439,044	414,548	379,400
Real estate other	664,202	616,451	573,520	550,690	539,541
Real estate construction and land	41,312	41,558	45,550	37,193	36,596
SBA	107,096	204,734	364,273	317,564	373,921
Other	61,193	64,253	47,926	49,075	25,706

Loans, gross	1,301,972	1,352,639	1,470,313	1,369,070	1,355,164
Unearned fee income	760	(629)	(1,569)	523	(1,054)
Allowance for loan losses	(13,571)	(13,240)	(14,577)	(14,111)	(13,385)

Loans, net	1,289,161	1,338,770	1,454,167	1,355,482	1,340,725
Premises and equipment, net	4,227	5,089	5,452	5,778	5,933
Bank owned life insurance	24,247	24,085	23,920	23,718	23,577
Goodwill and core deposit intangible	7,524	7,534	7,544	7,554	7,564
Accrued interest receivable and other assets	40,762	39,937	37,620	39,637	40,152

Total assets	$2,049,079	$1,869,063	$1,947,588	$1,905,779	$1,972,751

LIABILITIES
Deposits:
Demand noninterest-bearing	$790,646	$791,580	$742,574	$673,100	$633,726
Demand interest-bearing	39,679	36,268	33,022	34,869	32,680
Money market and savings	750,112	674,390	670,517	623,603	582,953
Time	161,617	177,534	183,602	200,634	187,873

Total deposits	1,742,054	1,679,772	1,629,715	1,532,206	1,437,232

Junior subordinated debt securities	59,009	24,745	24,729	24,994	24,990
Other borrowings	79,536	—	134,819	189,043	352,703
Accrued interest payable and other liabilities	21,241	20,805	19,147	23,126	23,231

Total liabilities	1,901,840	1,725,322	1,808,410	1,769,369	1,838,156

SHAREHOLDERS’ EQUITY
Common stock	109,009	108,417	108,430	107,948	107,776
Retained earnings	38,008	34,792	30,630	27,821	26,036
Accumulated other comprehensive (loss)	222	532	118	641	783

Total shareholders’ equity	147,239	143,741	139,178	136,410	134,595

Total liabilities and shareholders’ equity	$2,049,079	$1,869,063	$1,947,588	$1,905,779	$1,972,751

CAPITAL ADEQUACY
Tier I leverage ratio	7.29%	7.53%	7.46%	7.49%	7.84%
Tier I risk-based capital ratio	9.17%	9.35%	9.47%	10.11%	10.57%
Total risk-based capital ratio	13.92%	11.93%	12.34%	13.22%	13.80%
Total equity/ total assets	7.19%	7.69%	7.15%	7.16%	6.82%
Book value per share	$17.85	$17.47	$16.99	$16.69	$16.52
Common shares outstanding	8,250,109	8,229,116	8,189,598	8,171,734	8,149,678

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Three months ended September 30,			Three months ended June 30,

	2021			2021

	Average Balance	Yields or Rates	Interest Income/ Expense	Average Balance	Yields or Rates	Interest Income/ Expense

ASSETS
Interest earning assets:
Loans (1)	$1,316,080	4.48%	$14,870	$1,415,729	4.17%	$14,703
Federal funds sold	530,806	0.15%	199	355,457	0.09%	84
Investment securities	65,811	2.83%	470	58,794	2.67%	392

Total interest earning assets	1,912,697	3.22%	15,539	1,829,980	3.33%	15,179

Noninterest-earning assets:
Cash and due from banks	18,627			19,147
All other assets (2)	54,570			60,431

TOTAL	$1,985,894			$1,909,558

LIABILITIES AND
SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$36,696	0.09%	$8	$33,861	0.12%	$10
Money market and savings	735,785	0.52%	961	673,460	0.55%	925
Time	169,849	0.43%	183	172,452	0.47%	203
Other	102,287	2.12%	546	139,458	1.31%	455

Total interest-bearing liabilities	1,044,617	0.64%	1,698	1,019,231	0.63%	1,593

Noninterest-bearing liabilities:
Demand deposits	776,195			728,074
Accrued expenses and other liabilities	18,719			20,334
Shareholders’ equity	146,363			141,919

TOTAL	$1,985,894			$1,909,558

Net interest income and margin (3)		2.87%	$13,841		2.98%	$13,586

(1)

Nonperforming loans are included in average loan balances. No adjustment has been made for these loans in the calculation of yields. Interest income on loans includes amortization of net deferred loan fees of $1.0 million and $1.2 million, respectively.

(2)	Other noninterest-earning assets includes the allowance for loan losses of $13.3 million and $14.6 million, respectively.
(3)	Net interest margin is net interest income divided by total interest-earning assets.

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Three months ended September 30,

	2021			2020

	Average Balance	Yields or Rates	Interest Income/ Expense	Average Balance	Yields or Rates	Interest Income/ Expense

ASSETS
Interest earning assets:
Loans (1)	$1,316,080	4.48%	$14,870	$1,313,092	3.89%	$12,849
Federal funds sold	530,806	0.15%	199	490,409	0.09%	117
Investment securities	65,811	2.83%	470	39,571	2.23%	222

Total interest earning assets	1,912,697	3.22%	15,539	1,843,072	2.85%	13,188

Noninterest-earning assets:
Cash and due from banks	18,627			19,789
All other assets (2)	54,570			60,140

TOTAL	$1,985,894			$1,923,001

LIABILITIES AND
SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$36,696	0.09%	$8	$30,877	0.14%	$11
Money market and savings	735,785	0.52%	961	582,694	0.81%	1,190
Time	169,849	0.43%	183	174,436	0.61%	266
Other	102,287	2.12%	546	369,764	0.57%	533

Total interest-bearing liabilities	1,044,617	0.64%	1,698	1,157,771	0.69%	2,000

Noninterest-bearing liabilities:
Demand deposits	776,195			609,273
Accrued expenses and other liabilities	18,719			21,717
Shareholders’ equity	146,363			134,240

TOTAL	$1,985,894			$1,923,001

Net interest income and margin (3)		2.87%	$13,841		2.41%	$11,188

(1)

Nonperforming loans are included in average loan balances. No adjustment has been made for these loans in the calculation of yields. Interest income on loans includes amortization of net deferred loan fees of $1.0 million and $431,000, respectively.

(2)	Other noninterest-earning assets includes the allowance for loan losses of 13.3 million and $12.5 million, respectively.
(3)	Net interest margin is net interest income divided by total interest-earning assets.

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Nine months ended September 30,

	2021			2020

	Average Balance	Yields or Rates	Interest Income/ Expense	Average Balance	Yields or Rates	Interest Income/ Expense

ASSETS
Interest earning assets:
Loans (1)	$1,382,074	4.27%	$44,157	$1,166,829	4.25%	$37,096
Federal funds sold	422,050	0.12%	371	334,773	0.22%	554
Investment securities	60,042	2.72%	1,222	33,649	2.47%	621

Total interest earning assets	1,864,166	3.28%	45,750	1,535,251	3.33%	38,271

Noninterest-earning assets:
Cash and due from banks	17,223			20,098
All other assets (2)	58,646			63,970

TOTAL	$1,940,035			$1,619,319

LIABILITIES AND
SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$35,031	0.11%	$29	$26,842	0.12%	$25
Money market and savings	684,995	0.56%	2,858	528,456	0.93%	3,677
Time	180,572	0.44%	594	153,887	1.11%	1,279
Other	144,501	1.39%	1,506	226,274	0.67%	1,136

Total interest-bearing liabilities	1,045,099	0.64%	4,987	935,459	0.87%	6,117

Noninterest-bearing liabilities:
Demand deposits	731,659			529,580
Accrued expenses and other liabilities	20,966			21,298
Shareholders’ equity	142,311			132,982

TOTAL	$1,940,035			$1,619,319

Net interest income and margin (3)		2.92%	$40,763		2.80%	$32,154

(1)

Nonperforming loans are included in average loan balances. No adjustment has been made for these loans in the calculation of yields. Interest income on loans includes amortization of net deferred loan fees of $3.3 million and $851,000, respectively.

(2)	Other noninterest-earning assets includes the allowance for loan losses of $14.0 million and $12.0 million, respectively.
(3)	Net interest margin is net interest income divided by total interest-earning assets.

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED NON GAAP DATA (UNAUDITED)

(Dollars in Thousands)

REVENUE:	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020

Net interest income	$13,841	$13,586	$13,336	$12,763	$11,188
Non-interest income	1,302	956	921	916	1,028

Total revenue	$15,143	$14,542	$14,257	$13,679	$12,216

PPP RELATED DEFERRED FEES AND COSTS:	Deferred Balance at Origination			Amortization of Deferred	Deferred Balance
	2021 Program	2020 Program	Total	Balance	Remaining

PPP fees	$4,479	$9,086	$13,565	$10,612	$2,953
PPP capitalized loan origination costs	540	2,451	2,991	2,541	$450

Net PPP fees	$3,939	$6,635	$10,574	$8,071	$2,503

IMPACT OF PPP ACTIVITY REFLECTED	Amortization of Deferred Balance

IN NET INTEREST INCOME:	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020

PPP fees	$1,909	$2,185	$2,222	$2,083	$1,114
PPP capitalized loan origination costs	348	514	633	527	266

Net PPP fees	$1,561	$1,671	$1,589	$1,556	$848

NON-INTEREST EXPENSE:	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020

Total non-interest expense	$10,513	$9,835	$10,080	$10,416	$10,545
Total capitalized loan origination costs	1,197	1,217	1,513	1,198	986

Total operating expenses, before capitalization of loan origination costs	$11,710	$11,052	$11,593	$11,614	$11,531

GROSS LOANS:	09/30/21	06/30/21	03/31/21	12/31/20	09/30/20
Gross loans	$1,301,972	$1,352,639	$1,470,313	$1,369,070	$1,355,164
PPP loans	97,451	194,472	353,426	306,373	362,088

Gross loans, excluding PPP loans	$1,204,521	$1,158,167	$1,116,887	$1,062,697	$993,076